Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	August 13, 2008 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS THIRD QUARTER
AND NINE MONTH RESULTS

CLEVELAND, OH, August 13 Hickok Incorporated (OTC Bulletin Board: HICKA.OB), a Cleveland based supplier of products and services for automotive, emissions testing, locomotive, and aircraft industries, today reported results for the third quarter and nine months ended June 30, 2008.

For the quarter ended June 30, 2008, the Company recorded a net loss of $535,657 or 43 cents per share, compared with  net income of $31,321 or 2 cents per share, in the same period a year ago. Sales in the third quarter were $1,704,816, down 39% from $2,817,235 a year ago.

In the first nine months, the Company reported net income of $98,776 or 8 cents per share, compared with a net loss of $1,100,839 or 91 cents per share, in the same period a year ago. Sales were $10,645,696, up 63%, compared to $6,549,817 a year ago.

Robert L. Bauman, President and CEO, said that third quarter results although disappointing were expected and that considering the turmoil in the automotive markets they could have been much worse. He also stated that the turmoil in the automotive OEM market has delayed several projects for large OEM's but he believes the projects should ultimately result in substantial orders. He further stated that the fourth quarter should show some improvement in aftermarket sales with planned new product introductions. He cautioned the Company continues to rely on large orders to provide positive operating results and that the timing of such orders was subject to significant uncertainty especially with the current economic volatility.

Backlog at June 30, 2008 was $960,000 a decrease of 69% from the backlog of $3,138,000 a year earlier. The decrease was due primarily to decreased orders in automotive diagnostic products of $2,222,000, specifically, $1,385,000 for large OEM customers, $925,000 for  emission products, offset in part by an increase of approximately $88,000 for non-emission aftermarket products. In addition, indicator and gauge backlog increased by $44,000. The current level of backlog is more typical for the Company. The Company estimates that approximately 62% of the current backlog will be shipped in the last quarter of  fiscal 2008.

The Company's financial position remains strong, with current assets of $6,848,140 that are 13.2 times current liabilities, and no long-term debt. Working capital at June 30, 2008 totaled $6,330,580 and shareholder's equity was $8,736,709 or $7.00 per share.

Hickok provides products and services primarily for automotive, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2008, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS		9 MONTHS
Period ended June 30	2008	2007	2008	2007
Net sales	$1,704,816	$2,817,235	$10,645,696	$6,549,817
Income (loss) before Income tax	(857,457)	47,021	149,576	(1,645,976)
Income (recovery of) taxes	(321,800)	15,700	50,800	(560,000)
Income (loss) before cumulative effect of change in accounting principle, net of tax	(535,657)	31,321	98,776	(1,085,976)
Cumulative effect of change in accounting for stock based compensation, net of tax of $8,000	-	-	-	14,863
Net income (loss)	(535,657)	31,321	98,776	(1,100,839)

Basic income (loss) per share before cumulative effect of accounting change	(.43)	.02	.08	(.90)
Basic income (loss) per share	(.43)	.02	.08	(.91)
Diluted income (loss) per share before cumulative effect of accounting change	(.43)	.02	.08	(.90)
Diluted income (loss) per share	(.43)	.02	.08	(.91)

Weighted average shares outstanding	1,244,104	1,212,498	1,236,545	1,211,663